Exhibit 99.1

NeuBase Therapeutics Announces Pricing of $40 Million Public Offering of Common Stock

PITTSBURGH, PA, April 22, 2021 -- NeuBase Therapeutics, Inc. (Nasdaq: NBSE) (“NeuBase”), a biotechnology company accelerating the genetic revolution with a new class of precision genetic medicines, announced today the pricing of an underwritten public offering of 8,000,000 shares of its common stock, at a price to the public of $5.00 per share. The gross proceeds to NeuBase from the offering, before deducting the underwriting discounts and commissions and offering expenses payable by NeuBase, are expected to be approximately $40 million, excluding any exercise of the underwriters’ option to purchase additional shares of common stock. In addition, NeuBase has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of its common stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. All of the shares of common stock in the offering are being sold by NeuBase.

RBC Capital Markets, Oppenheimer & Co. Inc. and Chardan are acting as the joint book-running managers for the offering, and National Securities Corporation is acting as co-manager.

NeuBase intends to use the net proceeds from the offering for general corporate purposes, working capital and development of its product candidates and pipeline expansion. This offering is expected to close on or about April 26, 2021, subject to the satisfaction of customary closing conditions.

The securities described above were offered by NeuBase pursuant to a shelf registration statement on Form S-3 (File No. 333-254980) previously filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2021 and declared effective by the SEC on April 14, 2021. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering has been filed with the SEC. Electronic copies of the preliminary prospectus supplement and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting RBC Capital Markets, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, or by telephone at (877) 822-4089 or by e-mail at equityprospectus@rbccm.com, Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055 or by e-mail at equityprospectus@opco.com, or Chardan, 17 State Street, 21st floor, New York, New York 10004, by telephone at (646) 465-9032 or by e-mail at prospectus@chardan.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About NeuBase Therapeutics:

NeuBase is accelerating the genetic revolution by developing a new class of precision genetic medicines which can be designed to increase, decrease, or change gene function, as appropriate, to resolve genetic defects that drive disease. NeuBase’s targeted PATrOL™ therapies are centered around its proprietary drug scaffold to address genetic diseases at the DNA or RNA level by combining the highly targeted approach of traditional genetic therapies with the broad organ distribution capabilities of small molecules. With an initial focus on silencing disease-causing mutations in debilitating neurological, neuromuscular, and oncologic disorders, NeuBase is committed to redefining medicine for the millions of patients with both common and rare conditions. To learn more, visit www.neubasetherapeutics.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding NeuBase’s expectations on the timing, size and completion of the offering, the amount of proceeds expected from the offering and the anticipated use of proceeds therefrom. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including those risk factors contained in our prospectus supplement and related prospectus for this proposed offering filed with the U.S. Securities and Exchange Commission (the “SEC”) and our other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. NeuBase may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on NeuBase’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of NeuBase could differ materially from those described in or implied by the statements in this press release, including: risks and uncertainties associated with market conditions; the satisfaction of customary closing conditions related to the proposed public offering; NeuBase’s plans to develop and commercialize its product candidates; the timing of initiation of NeuBase’s planned clinical trials; the timing of the availability of data from NeuBase’s clinical trials; the timing of any planned investigational new drug application or new drug application; NeuBase’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of NeuBase’s product candidates; NeuBase’s commercialization, marketing and manufacturing capabilities and strategy; global health conditions, including the impact of COVID-19; NeuBase’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all, as well as those risk factors contained in our filings with the SEC. Except as otherwise required by law, NeuBase disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

NeuBase Investor Information:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

OP: (617) 535-7746

daniel@lifesciadvisors.com

NeuBase Media Information:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

(858) 344-8091

jessica@litldog.com